                         For: G-III Apparel Group, Ltd.

                              Contact: Investor Relations
                              James Palczynski
                              (203) 222-9013
                              G-III Apparel Group, Ltd.
                              Wayne S. Miller, Chief Operating Officer
                              (212) 403-0500

G-III APPAREL GROUP, LTD. REPORTS FIRST QUARTER FISCAL 2006 RESULTS

     New York, New York - June 8, 2005 -- G-III Apparel Group, Ltd. (Nasdaq:
GIII) today announced operating results for first quarter of fiscal 2006.

     For the three-month period ended April 30, 2005, G-III reported net sales of $13.8 million and a net loss of $4.7 million, or $0.64 per share, compared to net sales of $16.5 million and a net loss of $4.8 million, or $0.68 per share, during the comparable period last year.

     Morris Goldfarb, G-III's Chief Executive Officer, said, "Our seasonal loss was in line with our expectations and we believe we are well-positioned for a successful fall retailing season. While it remains somewhat premature to quantify our expectations for the second half of the year, I am pleased to note that our order book increase exceeds 15% compared to this same time last year.
Further, the strength within our order book is broad-based and cuts across several of our tiers of distribution."

     Mr. Goldfarb continued, "We are especially pleased to continue to make in-roads with several key mid-tier and moderate retailers with both private label and licensed programs. Further, our newer programs are developing well. In addition to the expansion in our business with Kenneth Cole as a result of acquiring the men's license, we are seeing good performance from Izod, Cece
Cord, and the Black Rivet men's business."

     Mr. Goldfarb concluded, "We believe that as the retail industry continues to consolidate, our capabilities and broad portfolio of brands has given us a strong position in the outerwear category. We remain committed to leveraging this position by acquiring new licenses and brands, as well as developing our company-owned brands. We believe we are in an excellent position to provide significant value to our shareholders as we move forward."

     For the second quarter ending July 31, 2005, the Company is forecasting net sales of approximately $ 50.0 million and a net loss per share between $.05 and
$.08. In last year's second quarter, net sales were $44.0 million and net loss per share was $0.23, which includes a non-cash charge of $882,000, equal to
$0.12 per share, associated with the sale of our joint venture interest in a factory located in China.

ABOUT G-III APPAREL GROUP, LTD.

     G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, our own labels and private labels. The Company has fashion licenses with Kenneth Cole, Nine West, Cole
Haan, Jones Apparel, Sean John, Cece Cord, Izod, House of Dereon, Donald Trump,
Bill Blass and James Dean and sports licenses with the National Football League,
National Basketball Association, Major League Baseball, National Hockey League,
Louisville Slugger, NASCAR, World Poker Tour and more than 60 universities nationwide. Company-owned labels include, among others, Black Rivet, Colebrook and Siena Studio.

     Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors that include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the
Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

                                  (NASDAQ:GIII)
                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           SELECTED BALANCE SHEET DATA

               (in thousands, except share and per share amounts)
                                   (Unaudited)



                                                                              First Quarter Ended April 30,
                                                                              -----------------------------
                                                                                      (Unaudited)

                                                                              2005                     2004  *
                                                                           ----------               ----------

Net sales                                                                     $13,767                 $16,498

Cost of sales                                                                  12,852                  14,759
                                                                               ------                  ------

Gross profit                                                                      915                   1,739

Selling, general and administrative expenses                                    9,103                  10,134
                                                                                -----                  ------

Operating loss                                                                 (8,188)                 (8,395)

Interest and financing charges, net                                                 3                      73
                                                                                -----                   -----

Loss before income taxes                                                       (8,191)                 (8,468)

Income tax benefit                                                             (3,522)                 (3,641)
                                                                                -----                   -----

Net loss                                                                      $(4,669)                $(4,827)
                                                                              =======                 =======

Net loss per common share:

   Basic and Diluted                                                           $(0.64)                 $(0.68)
                                                                               ======                  ======

Weighted average number of common shares outstanding                        7,285,000               7,119,000

BALANCE SHEET DATA:

    Working Capital                                                           $55,627                 $53,182
    Cash                                                                       22,685                  15,731
    Inventory                                                                  22,625                  26,588
    Total Assets                                                               74,866                  73,375

    Outstanding Borrowings                                                        770                     770

    Total Shareholders' Equity                                                $62,311                 $60,776


*   Certain amounts in the prior year have been reclassified to conform to the current year presentation.